UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 17, 2014

INSULET CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33462	04-3523891
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Oak Park Drive

Bedford, Massachusetts 01730

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 457-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Between June 9, 2014, and June 12, 2014, Insulet Corporation, a Delaware corporation (the “Company”), used approximately $162.8 million of proceeds from the previously reported sale of its 2.00% Convertible Senior Notes due 2019 to repurchase approximately $114.9 million principal amount of its outstanding 3.75% Convertible Senior Notes due 2016 pursuant to individually negotiated transactions. The amount paid to repurchase these notes includes approximately $2.1 million of accrued interest.

On June 17, 2014, the Company issued a notice of redemption for all of its 3.75% Convertible Senior Notes due 2016 that remain outstanding (approximately $28.8 million principal amount) at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date of July 28, 2014 (approximately $4.479166 per $1,000 of principal amount). Holders of the notes to be redeemed may surrender them for conversion at any time prior to the close of business on July 24, 2014. In the event of conversion, the Company shall pay to the converting holder a combination of (1) cash of $1,000 per $1,000 of principal amount of notes being converted, and (2) shares of its common stock with respect to the as-converted premium (combination settlement method). The conversion rate will be 38.1749 shares of common stock per $1,000 of principal amount of notes (equivalent to a conversion price of approximately $26.20 per share of Insulet common stock).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION

June 17, 2014	By:	/s/ Brian Roberts

Brian Roberts Chief Financial Officer